Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of American Pharmaceutical Partners, Inc., and to the incorporation by reference therein of our report dated February 18, 2003, except for Note 16 as to which the date is March 19, 2003, with respect to the consolidated financial statements and schedule of American Pharmaceutical Partners, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Chicago, Illinois

September 5, 2003